Exhibit 4.1

Amended and Restated Dividend Reinvestment Plan

Exhibit 4.1

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

Effective May 20, 2005

Wells Real Estate Investment Trust, Inc., a Maryland corporation (“Wells REIT”), pursuant to its Amended and Restated Articles of Incorporation, (the “Articles”), adopted a Dividend Reinvestment Plan (the “DRP”), which was amended and restated in its entirety on March 12, 2004, and March 10, 2005. On April 19, 2005, the Board of Directors of Wells REIT amended and restated the DRP in its entirety as set forth below. Capitalized terms shall have the same meaning as set forth in the Articles unless otherwise defined herein.

1. Dividend Reinvestment. As agent for the stockholders (“Stockholders”) of Wells REIT who (a) purchased shares of the Wells REIT’s common stock (the “Shares”) pursuant to Wells REIT’s initial public offering (the “Initial Offering”), which commenced on January 30, 1998 and terminated on December 19, 1999; (b) purchased Shares pursuant to the Wells REIT’s second public offering (the “Second Offering”), which commenced on December 20, 1999 and terminated on December 19, 2000; (c) purchased Shares pursuant to the Wells REIT’s third public offering (the “Third Offering”), which commenced on December 20, 2000 and terminated on July 25, 2002; (d) purchased Shares pursuant to the Wells REIT’s fourth public offering (the “Fourth Offering”), which commenced on July 26, 2002 and terminated on July 25, 2004; or (e) purchase Shares pursuant to any future offering of the Wells REIT (“Future Offering”), and who elect to participate in the DRP (the “Participants”), the Wells REIT will apply all dividends declared and paid with respect to the Shares held by each Participant, exclusive of distributions attributable to net sales proceeds (the “Dividends”), including Dividends paid with respect to any full or fractional Shares acquired under the DRP, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant’s state of residence.

2. Effective Date. This Amended and Restated Dividend Reinvestment Plan (the “DRP”) shall be applicable to all Dividends declared and paid beginning in June 2005.

3. Procedure for Participation. Stockholders who previously purchased Shares pursuant to the Initial Offering, the Second Offering, the Third Offering, or the Fourth Offering (collectively, the “Prior Offerings”) and who have received a Prospectus, as contained in Wells REIT’s registration statement filed with the Securities and Exchange Commission (“SEC”) for such offering, elected to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may have been available from Wells REIT, the Dealer Manager or a broker-dealer participating in the Prior Offerings (“Participating Dealer”). Stockholders who previously purchased Shares pursuant to one of the Prior Offerings but have not previously participated in the DRP may elect to become a Participant by completing and executing an enrollment form or any other appropriate authorization form as may be available from Wells REIT, the Dealer Manager or a Participating Dealer. Participation in the DRP will begin with the next Dividend payable after receipt of a Participant’s enrollment or authorization. Shares will be purchased under the DRP on the date that Dividends are paid by Wells REIT. Dividends of Wells REIT are currently paid quarterly. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), he or she fails to meet the suitability requirements for making an investment in Wells REIT or cannot make the other representations or warranties set forth in the Subscription Agreement or the enrollment form, he or she will promptly so notify Wells REIT in writing.

4. Purchase of Shares. The Board may set or change the Share price for the purchase of DRP Shares at any time in its sole and absolute discretion based upon such factors as it deems appropriate. Effective beginning with DRP Shares being acquired from Wells REIT with dividends to be declared and paid in June 2005, the purchase price for DRP Shares shall be $8.00 per Share. This Share price was determined by the Board in its business judgment. The Board may change the Share price at any time in its sole and absolute discretion based upon such factors as it may deem appropriate and, accordingly, the Share price is subject to increase or decrease at any time in the future in the Board’s discretion; provided, however, that in no event shall the Share price for DRP Shares be less than 95% of the estimated fair market value of the Shares, if and when an estimated fair market value for the Shares is determined by the Board of Directors. Participants in the DRP may also purchase fractional Shares so that 100% of the Dividends may be used to acquire Shares; however, a Participant will not be able to acquire DRP Shares to the extent that any such purchase would cause such Participant to exceed the ownership limits set forth in the Articles.

Shares to be distributed by Wells REIT in connection with the DRP may (but are not required to) be supplied from: (a) the 100,000,000 DRP Shares registered with the SEC pursuant to its Form S-3 Registration Statement filed in March 2004 (the “DRP Registration”); (b) Shares to be registered with the SEC in a Future Offering for use in the DRP (a “Future Registration”); or (c) Shares of Wells REIT’s common stock purchased by Wells REIT for the DRP in a secondary market (if available) or on a stock exchange or NASDAQ (if listed) (collectively, the “Secondary Market”).

Shares purchased on the Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Shares in the DRP. Shares acquired by Wells REIT on the Secondary Market or registered in a Future Registration for use in the DRP may be at prices lower or higher than the per Share price, which will be paid for the DRP Shares pursuant to the DRP Registration.

If Wells REIT acquires Shares in the Secondary Market for use in the DRP, Wells REIT shall use reasonable efforts to acquire Shares for use in the DRP at the lowest price then reasonably available. However, Wells REIT does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of Wells REIT’s ability to acquire Shares in the Secondary Market or to complete a Future Registration for shares to be used in the DRP, Wells REIT is in no way obligated to do either, in its sole discretion.

5. Share Certificates. The ownership of the Shares purchased through the DRP will be in book-entry form only until Wells REIT begins to issue certificates for its outstanding common stock.

6. Reports. Within 90 days after the end of Wells REIT’s fiscal year, Wells REIT shall provide each Stockholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend distributions and amounts of Dividends paid during the prior fiscal year. In addition, Wells REIT shall provide to each Participant an individualized quarterly report at the time of each Dividend payment showing the number of Shares owned prior to the current Dividend, the amount of the current Dividend, and the number of Shares owned after the current Dividend.

7. Commissions and Other Charges. Wells REIT will pay: selling commissions of 5% of DRP proceeds to Wells Investment Securities, Inc., the Dealer Manager, which will reallow commissions to Participating Dealers which have Participants in the DRP at the time of each dividend payment date and which have executed a DRP Dealer Agreement with the Dealer Manager; and acquisition and advisory fees and expenses of 3.5% of DRP proceeds to Wells Capital and its affiliates, except to the extent such proceeds are used by Wells REIT to fund Share repurchases under its share redemption program. No dealer manager fee will be paid with respect to DRP Shares issued pursuant to the DRP Registration.

8. Termination by Participant. A Participant may terminate participation in the DRP at any time, without penalty, by delivering to Wells REIT a written notice. Prior to listing of the Shares on a national stock exchange or NASDAQ, any transfer of Shares by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Shares. If a Participant terminates DRP participation, Wells REIT will ensure that the terminating Participant’s account will reflect the whole number of shares in his or her account and provide a check for the cash value of any fractional share in such account. Upon termination of DRP participation, Dividends will be distributed to the Stockholder in cash.

9. Taxation of Distributions. The reinvestment of Dividends in the DRP does not relieve DRP Participants of any income tax liability which may be payable as a result of those Dividends.

10. Amendment or Termination of DRP by the Wells REIT. The Board of Directors of Wells REIT may by majority vote (including a majority of the Independent Directors) amend or terminate the DRP for any reason upon 10 days’ written notice to the Participants.

11. Liability of Wells REIT. Wells REIT shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability; (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities act of a state, Wells REIT has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.